Exhibit 10.2

CONTRACT NUMBER

ECONOMIC DEVELOPMENT ADMINISTRATION TITLE IX

LOAN AGREEMENT

between

CITY OF CLEVELAND

and

SIFCO Industries, Inc.

THIS ECONOMIC DEVELOPMENT ADMINISTRATION TITLE IX LOAN AGREEMENT (“Agreement”) is made and entered into as of November 8, 2018, between the CITY OF CLEVELAND, OHIO, (“City”), a municipal corporation and political subdivision duly organized and validly existing under the Constitution and laws of the State of Ohio, by and through its Director of Economic Development, as approved by Cleveland Citywide Development Corporation (“CCDC”) Board of Trustees on May 17, 2018, under the authority of Ordinance No. 801-18, passed on July 18, 2018 both attached and incorporated as Exhibit A-1, and SIFCO Industries Inc. (SIFCO) (“Borrower”), is a publicly traded Ohio corporation headquartered at 970 East 64th Street Cleveland, Ohio 44103 with an EIN number of 34-0553950, by and through its duly authorized representative.

RECITALS

A.

Borrower has applied for an Economic Development Administration (“EDA”) Title IX Loan to partially finance the cost of acquiring a 1500 Ton Forging Press machine (the “Forging Press”) to add additional capacity to its operations to meet increased market demands. The Forging Press shall be located in a building located on parcel number 105-10-001 (the specific building being known herein as the “Project Site”);

B.

The City has determined that the Project, as defined in Section 1.01, is in the public interest and that Borrower’s performance of the loan development activities will alleviate physical and economic deterioration, eliminate and/or prevent the recurrence of slum and blight, stimulate economic revitalization, improve the declining tax base and create jobs and employment for City residents, positive factors and in the best interest of the City;

C.

The City’s administration, Cleveland Citywide Development Corporation, and Cleveland City Councilman Anthony T. Hairston of Ward 10 (See Council Letter of Support attached as Exhibit A-2) have determined that the Project meets the requirements of EDA Title IX Loan Plan of the City including but not limited to preventing the flight of companies and providing funding to create capital formation to allow industrial and commercial investment; and

D.	The City desires to make the applied for loan to Borrower so that Borrower can carry out its plans, subject to the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the promises and mutual obligations set forth below, the City and Borrower agree as follows:

ARTICLE I

LOAN PROJECT

SECTION 1.01    PROJECT

Borrower shall undertake, or cause to be undertaken, the acquisition described in Borrower’s loan application, including but not limited to partially financing the purchase of equipment at the Project Site, eligible under EDA Title IX guidelines and rules (“Project”).

SECTION 1.02    SOURCES AND USES OF FUNDS FOR THE PROJECT

The total cost of the Project is $916,000 and shall be financed from the following sources:

A.	EDA Title IX loan in the amount of $305,000 (“Loan”);

B.	JP Morgan Chase Revolver Loan in the amount of $519,400; and

C.	Equity from the Borrower in the amount of $91,600.

The uses of the Loan will be limited as set forth in the attached Exhibit C. In the event that Borrower fails to secure the financing identified above for the Project within 30 days after the Closing Date as defined in Section 2.01, The Loan Rate and Note, the City may terminate this Agreement and the City reserves the right to recover, at the sole expense of Borrower, any and all disbursements of the Loan.

SECTION 1.03    JOB REQUIREMENTS

Borrower represents and warrants that it shall:

A.	Retain a minimum of one hundred fifty-seven 157 full time equivalent jobs at the Project Site as stated in Section 1.04 of this Agreement;

B.	Enter into a Workforce Development Agreement with the City, a copy of which is attached hereto as Exhibit B-4; and

C.

Work with, and/or cause any tenants to work with, the Workforce Investment Board for Workforce Area No. 3 to identify and solicit qualified candidates for job opportunities related to the Project, placing special emphasis on the hard to employ, including but not limited to the disabled and persons who have been convicted of or plead guilty to a criminal offense, unless the criminal conviction or related circumstances relate to the duties for the particular job sought.

SECTION 1.04    TIMETABLE FOR PROJECT ACTIVITIES

Borrower shall perform the Project in accordance with the following schedule:

Activity	Commencement Date	Completion Date
Acquisition of Machinery & Equipment	March 3, 2018	March 31, 2019
Job Retention	Closing Date	Maturity Date

SECTION 1.05    GUARANTEE OF COMPLETION AND REPAYMENT

Borrower unconditionally and irrevocably guarantees timely completion of the Project in accordance with Section 1.04, Timetable for Project Activities, and timely repayment of the Loan in accordance with Article II. To accomplish complete and timely execution of the Project, Borrower shall make payment for any cost overruns. This guarantee shall not hinder the City in any way from requiring other individuals or entities not parties to this Agreement, including but not limited to tenants, contractors and subcontractors, to make similar guarantees in connection with the Project.

SECTION 1.06    CLOSING REQUIREMENTS

In order for the parties to reach a mutual consent, the Borrower shall provide the following documentation to the City for its review and approval:

A.	Evidence of insurance for general liability and property coverage (fire and extended coverage hazard or special form insurance policy) insuring the Project Site;

B.	An updated copy of UCC lien search conducted within 30 days of closing on all personal property of Borrower used as collateral for the Loan;

C.	A Certificate of Premium Payment from the Ohio Bureau of Workers’ Compensation;

D.	A document evidencing the Borrower’s federal tax identification number from the Internal Revenue Service;

E.	A certified copy of the Articles of Organization of the Borrower and all amendments thereto from the Ohio Secretary of State;

F.	A copy of the Code of Regulations of the Borrower, certified by an officer of the Borrower as being true and correct;

G.	Certificate of Full Force and Effect for Borrower from the Ohio Secretary of State, dated within 30 days of the Closing Date;

H.	Enabling resolution authorizing an individual to execute and deliver the Loan Documents on behalf of Borrower;

I.

A CD-511 Form, “Certifications Regarding Debarment, Suspension, Ineligibility and Voluntary Exclusion – Lower Tier Covered Transactions and Lobbying” and Standard Form – LLL, “Disclosure of Lobbying Activities” Form regarding the use of any non-federal funds for lobbying; and to file a Disclosure Form within fifteen days of the end of each calendar quarter in which there occurs any event that requires disclosure or that materially affects the accuracy of information contained in any Disclosure Form previously filed by Borrower;

J.	Vendor Forms and IRS Form W-9;

K.	A ED 501A Certificate of Non-Relocation;

L.	All fees required under Section 2.04 of the Agreement;

M.	Any other certificates, documents and instruments reasonably required by the City in forms satisfactory to the City’s attorneys; and

N.	The following closing documents and security instruments:

(i)

One original and three duplicates of this Agreement executed by Borrower and the Director of Economic Development, and approved by the City Department of Law, documenting a loan to Borrower in the amount of $305,000;

(ii)	A promissory note in the form of Exhibit A-3 attached hereto in the amount of $305,000 signed by Borrower (“Note”);

(iii)	A second UCC lien on 1500 Ton Press Machine at the project site behind a lien from JP Morgan Chase;

ARTICLE II

THE LOAN

SECTION 2.01    THE LOAN, RATE AND NOTES

Subject to the terms and conditions of this Agreement, the City agrees to lend to Borrower $305,000 (“Loan”) based upon appropriate evidence submitted for disbursement as set forth in Section 2.05, Disbursement of Loan. The Borrower shall draw down such amounts from the City on a percentage of completion basis per Exhibit C leveraged expenses and repay the City or its assigns in the amount of principal advances, fees, penalties and any other payments due to the City.

Borrower’s obligation to repay the Loan shall be evidenced by, and repayable in accordance with the terms of, the Note and dated the date on which this Agreement is signed by Borrower (“Closing Date”). The Note shall be payable to the order of the City in the amount of the Loan, with interest at a fixed annual rate of 3.56%.

The Loan shall be used solely for the purposes set forth in Exhibit C (Sources and Uses of Funds). In the event Borrower does not comply with Section 5.12 Compliance with Laws, Rules and Regulations, if applicable, Borrower’s principal indebtedness shall include the penalty provided in that Section and the Director of Economic Development may accelerate the repayment terms as set forth in this Agreement.

SECTION 2.02    THE TERM AND REPAYMENT

A.    Loan Term & Maturity Date

Loan Term: The term of debt service for the Loan shall be 60 months, beginning on the first day of the calendar month following initial disbursement, but in no event later than January 1, 2019 (“Loan Term”). The Loan shall be amortized over a 60 month period Until the Loan is fully repaid, repayment shall be governed by the following terms:

Maturity Date: The maturity date shall be 60 months from the first day of the calendar month following initial disbursement, but in no event later than December 1, 2023 (“Maturity Date”).

Borrower shall make 60 consecutive monthly payments of principal and interest on or before the first day of each calendar month and each month thereafter until the Loan is fully repaid.

B.    Calculation of Interest

The interest rate is fixed at 3.56%, which is seventy-five percent of the Wall Street Journal Prime Rate, set at date of approval by CCDC Board of Trustees. “Outstanding Principal” shall mean all Loan funds which have been disbursed to Borrower and not repaid to the City and any amounts due as interest or penalties which have not been paid by their due dates. Interest shall be calculated on a daily basis by applying the interest rate to the Outstanding Principal balance for each day on which interest is due over a 360-day year.

C.    Employment Reporting

Borrower will provide or cause to be provided verified annual job reporting and employment documentation, acceptable to the Director of Economic Development in its reasonable discretion, and allow access by the Department of Economic Development for verification of employment and payroll.

D.    Penalties

Borrower shall have a ten-day grace period in which to pay installments of interest without incurring any late fee charges or a default interest rate. If any payment is not made within ten-days after it is due, the City may charge a late fee equal to 5% of the amount of the payment due, and may continue to charge such 5% fee for each additional ten day period a balance remains outstanding. These late fee charges shall be due and payable immediately upon assessment and will be discharged out of any proceeds before application to interest and principal.

Upon an Event of Default, as defined in this Agreement, and after all applicable cure periods detailed in Article VII of this Agreement, interest on the Outstanding Principal balance will accrue at the rate of 9% per annum.

The purpose of these penalty provisions is to compensate the City for damages sustained by non-payment by the Borrower.

E.    Method of Payment

Borrower agrees to make all payments promptly and payable to the City at the following address, or at such other address as the City may designate in writing:

City of Cleveland

Department of Economic Development

601 Lakeside Avenue, Room 210

Cleveland, Ohio 44114

Attention: Controller

All payments shall be applied first to interest or other fees and then to principal.

SECTION 2.03    PREPAYMENT OF LOAN

Upon at least two full business days notice to the City, Borrower may repay the Note in whole at any time or from time to time in part, without penalty; provided, that each partial voluntary prepayment shall be at a minimum an amount equal to at least two monthly payments of principal, interest and accrued interest.

SECTION 2.04    PAYMENT OF FEES

In consideration of the City’s expenses associated with processing and servicing the Loan, Borrower agrees to pay to the City a processing fee. The non-refundable processing fee shall be paid according to the following schedule:

A.	A loan application fee of $150 payable to the City of Cleveland;

B.	A Loan processing fee of $1,525 payable to Cleveland Citywide Development Corporation (“CCDC”) after CCDC approval;

C.	A Loan closing fee of $1,525 payable to City of Cleveland;

D.	A Loan closing fee of $3,050 payable to CCDC; and

E.	UCC recording fee of $12 payable to CCDC.

Borrower shall pay all third party fees, expenses and charges incurred with respect to the Loan, including but not limited to the fees and out-of-pocket expenses of counsel employed by the City, the enforcement of this Agreement, title examinations, title commitment, title insurance, survey costs, recording and filing fees, escrow fees, documentary stamps, and any other taxes, fees and expenses payable or any other documents executed in connection with this transaction (collectively referred to as the “Loan Documents”).

SECTION 2.05    DISBURSEMENT OF LOAN

A.    Requirements Prior to Any Request for Disbursement:

The Loan funds shall not be disbursed until Borrower has submitted to the City and the same has been accepted and approved by the City’s Law Department, all certificates, documents and instruments required by Section 1.06 of this Agreement.

B.    Requests for Disbursement:

Borrower shall make each request for disbursement of the Loan by using forms provided by the City (copies of the current Disbursement Request Form and Schedule are attached as Exhibits B-1, B-2 and B-3).

Borrower shall submit therewith invoice(s) approved by the City attributable to eligible Exhibit C Project costs with each disbursement request demonstrating that Borrower is ready to purchase equipment that constitutes eligible Project costs.

C.    City to Disburse Loan to Borrower:

After receipt of all required information and documents, all security documents that are required to be filed or recorded to perfect the City’s lien have been filed or recorded, the confirmation of all funding as listed on Exhibit C, and any other requirement set forth by this Agreement, the City shall disburse within five business days the EDA Loan to Borrower on a percentage of completion basis per Exhibit C.

Disbursement checks will be mailed to the following address unless otherwise requested in writing by the Borrower:

SIFCO Industries, Inc.

970 East 64th Street

Cleveland, Ohio 44103

Attn: Matt Morrison

D.    Borrower Shall Disburse Loan Within Three Days of Receipt:

Borrower shall disburse the Loan funds it receives from the City under this Agreement within three days of receipt. In the event that Borrower makes more than one request for disbursement, Borrower must show that all prior Loan funds have been fully disbursed within three days of receipt. Borrower’s failure to fully disburse the requested Loan Funds within three days of receipt from the City shall delay subsequent draw request processing until excess cash balances resulting from the Borrower’s failure to fully disburse the Loan Funds within three days from receipt are properly remedied, to the sole satisfaction of the City. Canceled checks evidencing the full application for invoiced project expenses of all City cash disbursements to the Borrower shall be provided to the City no later than thirty days after cash disbursement by the City to the Borrower. Such invoices and canceled checks for eligible project costs submitted by the Borrower shall be verified and approved by the City.

Any and all liability established by independent audits, special purpose reviews and/or internal audits or reviews conducted by the City, United States Department of Commerce, Economic Development Administration, or Borrower based on the Borrower’s failure to disburse the Loan funds within three days of receipt shall presumptively establish Borrower’s debt to the City equal to total costs disallowed, including any assessment of interest costs related to any excess cash balance maintained by Borrower.

Nothing in this Section 2.05D shall prevent the Borrower from reimbursing itself for Project expenditures Borrower paid prior to receiving Loan funds.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower shall be considered to have made each of the representations and warranties set forth in this Article III to the City as of the Closing Date and throughout the term of this Agreement unless another date is specified below.

SECTION 3.01    ORGANIZATION

Borrower is a validly existing entity in good standing under the laws of the State of Ohio, and has the power to carry on its business as it is presently being conducted, to enter into and observe the provisions of the Loan Documents and to borrow hereunder in the State of Ohio.

SECTION 3.02    AUTHORIZATION

Borrower’s entering into and performance of this Agreement and the execution and delivery of the Loan Documents have been duly authorized by all necessary action and does not violate any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect and having applicability to Borrower or any provision of Borrower’s Articles or Regulations, or result in a breach of or constitute a default that would reasonably be expected to cause a material adverse effect under any indenture, bank loan, credit agreement or any other agreement or instrument that the Borrower is a party or that it or its property may be bound or affected.

SECTION 3.03    ENFORCEABILITY

Borrower acknowledges and stipulates that this Agreement constitutes a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by the effect and application of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect which relate to or limit creditors’ rights and remedies generally.

SECTION 3.04    LITIGATION

As of the Closing Date, there are no legal actions, suits, or proceedings pending, or, to the knowledge of Borrower, threatened against Borrower before any court or arbitrator, or administrative agency, that, if determined adversely to Borrower, would have a material adverse effect on the financial condition or businesses of Borrower that have not been disclosed to the City.

SECTION 3.05    GOVERNMENTAL CONSENTS

Except for those already obtained by Borrower and those that have been or will be obtained by the City, no authorization, consent or approval, or any formal exception of any governmental body, regulatory authorities (federal, state or local) or mortgagor, creditor or third party is or was necessary to the valid execution and delivery by Borrower of the Loan Documents.

SECTION 3.06    ABSENCE OF DEFAULT

As of the Closing Date no default of any obligation, covenant, or condition contained in any bond, debenture, note, or other evidence of indebtedness or any mortgage or collateral instrument securing the same of Borrower exists that would permit the counterparty to such instrument to accelerate the indebtedness thereunder.

SECTION 3.07    TAX RETURNS AND PAYMENTS

Borrower has filed all material tax returns and has paid or made provision for the payment of all taxes that have or may become due under said returns or under any assessments levied against Borrower or its personal or real property by any federal, state or local taxing agency. Neither the Internal Revenue Service nor any other taxing agency (federal, state or local) has asserted any tax liability against Borrower for taxes materially in excess of those already provided for, and Borrower knows of no basis for any such deficiency assessment.

SECTION 3.08    NO ADVERSE CHANGE

Since the date of application for the Loan, there has been no adverse change in the financial condition, organization, operation, business, fixed assets or personnel of Borrower.

SECTION 3.09    MATERIAL FACTS

No representation or warranty contained or made in this Agreement and no certificate, schedule or other document furnished or to be furnished in connection with this Agreement contains or will contain a misstatement of material fact or omits or will omit to state a material fact required to be stated.

SECTION 3.10    PROHIBITION OF CONFLICT OF INTEREST

To the knowledge of Borrower, no individual, who is an employee, officer, agent, consultant of the City, an elected public official, member of the City Council or appointed City public official, who exercises or has exercised any functions or responsibilities with respect to any activities that are connected with the Project or who is in a position to participate in a decision-making process or to gain inside information with regard to the Project, may obtain a personal or financial interest or benefit from the Project.

SECTION 3.11    PERFORMANCE ON OTHER CONTRACTS WITH THE CITY

Borrower and its subsidiaries shall perform all other contracts with the City in a timely and workmanlike manner.

SECTION 3.12    ENVIRONMENTAL CONDITIONS

(1) Definitions.

The term “Environmental Claim” shall mean any claim, demand, suit, order, complaint, summons, citation, notice, directive, consent agreement, litigation, investigation, judgment, or other legal or administrative action or proceeding from any governmental agency, department, bureau, office or other authority, or any third party, involving violations of Environmental Laws or Releases of Hazardous Substances.

The term “Environment” shall mean soil, sediment, subsurface land or strata, wetlands, surface water, groundwater and air or any other environmental medium.

The term “Environmental Condition” shall mean any Release of a Hazardous Substance into the Environment, to the extent such Release exceeds any applicable allowance, or otherwise creates noncompliance with any applicable Environmental Law.

The term “Environmental Law” shall mean any current or future law, statute, rule, regulation, ordinance, code, order, writ, judgment, injunction or decree that is issued by any federal or state governmental entity, imposing liability or establishing standards of conduct for protection of the Environment and applicable to the business of Borrower, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9601 et seq.), as amended by the Superfund Amendments and Re-authorization Act of 1986, the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §741 et seq., the Clean Water Act, 33 U.S.C. §7401 et seq., the Total Substances Control Act, 15 U.S.C. §§2601-2629 and the Safe Drinking Water Act, 42 U.S.C. §§300f-300j.

The term “Hazardous Substance” shall mean any substance or material that is defined, listed or otherwise regulated under any Environmental Law as a hazardous substance, hazardous waste, pollutant, contaminant, toxic waste, special waste, toxic substance, extremely hazardous substance or chemical including, without limitation, petroleum and petroleum-based or petroleum-derived products. This term further includes polychlorinated biphenyls, ozone-depleting substances contained in refrigerants or other equipment located at the Project Site, radon, asbestos-containing materials, and lead-based paint.

The term “Loss” shall mean any loss, cost, expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies, natural resources damages, property damage, bodily injury), damage or liability (including strict liability).

The term “Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the Environment.

The term “Pre-Closing Environmental Condition” shall mean any Environmental Condition that was present on or had arisen from the Project Site or activities conducted thereon on or prior to the Closing and the continuation of such Environmental Condition after the Closing. For the elimination of doubt, the parties agree that the term “Pre-Closing Environmental Condition” shall exclude any Environmental Condition that is caused, created, or exacerbated (to the extent, and only to the extent, of such exacerbation) by the affirmative act of the Borrower after the Closing.

(2)    Indemnification by Borrower for Post-Closing Activities. Borrower shall indemnify, defend and hold harmless City, or any officer, director, employee, agent or representative of City (collectively, City Indemnified Parties), from and against any Environmental Claim or Loss incurred by a City Indemnified Party to the extent such Environmental Claim or Loss arises from an Environmental Condition introduced or generated onto the Project Site by Borrower after the Closing with respect to all portions of the Project Site.

(3)    Hold Harmless. Borrower, for itself, its officers, employees, successors (by operation of law and to the extent permitted by law), representatives, agents, and assigns, does hereby hold harmless the City, acquits and forever discharges the City from any and all Environmental Claims based on, relating to or arising out of any Pre-Closing Environmental Condition except any resulting from acts of the City.

SECTION 3.13    TENANTS

If any requirement of this Agreement is based on the performance of an existing or future Tenant, member or licensee (“Tenant”) Borrower is responsible for obtaining such information to comply with Sections 1.03 Job Creation, 3.10 Prohibition of Conflict of Interest, 3.12 Environmental Conditions, 4.03 Governmental Approval, 5.03 Maintain and Insure Property, 5.06 Information, 5.08 Inspection, 5.12 Equal Employment Opportunity and MBE/FBE Participation, 5.13 Compliance with Federal Labor Standard Requirement, 6.09 Absence of Relationships, and 8.09 Compliance with Federal, State and Local Laws and Regulations of this Agreement. If Borrower relies on Tenant information, Borrower acknowledges that Borrower’s failure to obtain such information from its tenants and/or Borrower’s failure to submit such information in a timely manner to City shall not excuse Borrower from complying with any of the aforesaid conditions, and shall further be sufficient cause for City to determine that any condition, for which such information has not been so obtained and/or submitted in a timely manner, has not been met.

SECTION 3.14    FULL UNDERSTANDING AND VOLUNTARY ACCEPTANCE

Borrower represents that it had reasonable opportunity in the negotiation of this Agreement and that this Agreement shall not be construed against either party on the basis that the party was the drafter.

Borrower represents that it relied upon the advice of its own chosen attorneys in entering into this Agreement, and that it has read, fully understood, and voluntarily accepted the terms of this Agreement.

ARTICLE IV

CONDITIONS OF LENDING

The obligation of the City to make the Loan shall be subject to the fulfillment to the City’s satisfaction on the Closing Date of the following requirements in this Section.

SECTION 4.01    EXECUTION AND DELIVERY OF LOAN DOCUMENTS

Borrower’s obligation to make payments of principal and interest on the Loan and any other sums payable under the Loan Documents shall be secured by the following documents each executed by Borrower in a form and substance satisfactory to the City and its attorneys:

A.	This Agreement;

B.	Promissory Note;

C.

UCC Security Interests: Borrower grants to the City as part of this Agreement a security interest evidenced by the UCC-1 Financing Statement attached as Exhibit D consisting of a subordinate UCC lien on the Forging Press, behind the lien of JPMorgan Chase Bank, N.A.

The Borrower intends that this Agreement shall constitute a Security Agreement and hereby grants the City a security interest for the purpose of perfecting all security interests in the Forging Press and that the City may perfect its security interest in the Forging Press by filing at Borrower’s cost the appropriate uniform commercial code statements with the State of Ohio.

SECTION 4.02    GOVERNMENTAL APPROVAL

Borrower shall secure all approvals, permits and consents of governmental bodies having jurisdiction with respect to any Project activities.

SECTION 4.03    APPROVAL OF OTHERS

Borrower shall secure all necessary approvals and consents required with respect to this transaction by any other mortgagee, creditor or other party having any financial interest in Borrower or its property.

SECTION 4.04    INCUMBENCY OF DOCUMENTS

The City may conclusively rely upon Borrower’s organizational documents until it receives new organizational documents from Borrower’s Secretary canceling or amending the prior organizational documents and submitting the signatures of the officers named in such new organizational documents.

SECTION 4.05    CERTIFICATE OF NO EVENT OF DEFAULT AND REPRESENTATIONS AND WARRANTIES

There shall exist as of the Closing Date no event or condition that constitutes an Event of Default as defined in Article VII, or that, after notice or lapse of time or both, would constitute such an Event of Default and no such event shall occur as a result of such borrowing. The representations and warranties contained in this Agreement shall be true and correct as of the Closing Date.

SECTION 4.06    TITLE INSURANCE – INTENTIONALLY DELETED

SECTION 4.07    OPINION OF COUNSEL

Borrower shall provide a written Opinion of Counsel stating the opinion of Borrower’s counsel that:

(1)    Borrower is a for-profit corporation organized, validly existing, and in good standing under the laws of Ohio; and

(2)    the execution and delivery by Borrower of this Agreement and the Note (the “Transaction Documents”) has been authorized by the required corporate action; and

(3)    the Transaction Documents are the valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as limited by bankruptcy and other applicable laws affecting creditors generally.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower shall comply with the following covenants set forth in Article V from the Closing Date until the Loan, with interest, has been fully repaid to the City, unless the City otherwise consents in writing.

SECTION 5.01    PAYMENT OF LOAN

Borrower shall pay punctually the principal and interest on the Note and other amounts that may become due and payable to the City under the Loan Documents.

SECTION 5.02    PAYMENT OF OTHER INDEBTEDNESS

Borrower shall pay punctually the principal and interest on any other indebtedness now or hereafter owing by Borrower to the City.

SECTION 5.03    MAINTAIN AND INSURE PROPERTY

Borrower shall maintain during the term of this Agreement the real and personal property provided as security for this Loan in good (taking into account the condition of such assets on the Closing Date) condition, maintenance and repair, wear and tear from normal use of Borrower’s business excepted, and that the business carried on in connection therewith shall be in continuous operation in material compliance with all applicable laws.

During the term of this Agreement, Borrower shall maintain hazard insurance policies covering fire and extended coverage, liability insurance, workers’ compensation insurance, and such other insurance reasonably required by the City and its attorneys of at least $1,000,000 to insure the City against injury and damage as a result of the activities performed under this Agreement. The aforementioned insurance shall be issued by companies satisfactory to the City with acceptable loss-payee clauses in favor of the City.

A copy of the insurance policy or policies required hereunder must be provided to the City. Upon execution of this Agreement, Borrower shall provide to City a certificate or certificates of insurance, such other portions of the policy or policies as the City deems necessary, and the endorsement naming the City as an additional insured. The certificate or certificates shall, as to form, coverage and carrier, be satisfactory to the Director of Law.

The policy or policies required hereunder shall provide as follows:

“The insurer agrees to send written notice by certified mail to the Director of Law of the City of Cleveland at least 30 days prior to cancellation or reduction of, or any change in, the coverage specified by this policy.”

All coverage specified above all shall be maintained for the duration of this Agreement, including any renewals thereof, and shall name the City as an additional insured.

SECTION 5.04    PAYMENT OF TAXES

Borrower shall duly pay and discharge all material taxes, assessments and governmental charges levied upon it or against its properties prior to the date that penalties would attach thereto, except that Borrower shall not be required to pay any such tax, assessment or governmental charge that is being contested by Borrower in good faith and by appropriate and timely proceedings, provided that Borrower provides prior written notice to the City of the contest and proceedings.

SECTION 5.05    MAINTAIN EXISTENCE

Borrower agrees to maintain its legal existence, rights, privileges, and franchises within the State of Ohio in full force and effect and to carry on its business in a manner intended to be profitable and to qualify and remain qualified as a foreign corporation in each jurisdiction where failure to be qualified would likely cause a material adverse effect.

SECTION 5.06    INFORMATION

Borrower shall keep and maintain records, books of account and other documents relating directly to all matters covered by this Agreement, including its receipt and disbursement of the Loan, that complete entries will be made reflecting all of its business and financial transactions, and such entries to be made in accordance with generally accepted accounting principles consistently applied. Borrower shall deliver to the City annual financial statements prepared in accordance with general accounting principles on or before June 1 of each year during the Loan Term; such statements to be prepared by an independent certified public accountant and certified by an authorized agent of Borrower to be a true and accurate representation of Borrower’s assets and liabilities. In addition, Borrower shall provide statements, records, data and information, and execute and deliver any and all additional documents as may be reasonably requested by EDA, or by the City or its attorneys. Furthermore, Borrower shall provide prior written notice to the City of any public hearing or meeting before any administrative or other public agency that may, in any manner, materially affect the collateral securing the Loan.

SECTION 5.07    DISCLOSURE OF DOCUMENTS

THE CITY SHALL CONSIDER ALL INFORMATION PROVIDED BY BORROWER UNDER THIS AGREEMENT AND THE LOAN DOCUMENTS SECTION TO BE A PUBLIC RECORD ABSENT CLEAR EVIDENCE THAT THE INFORMATION SUBMITTED IS NOT TO BE RELEASED, UNDER OHIO REVISED CODE §149.43.

SECTION 5.08    INSPECTION

Subject to restrictive terms of any relevant or applicable federal contracts Borrower may have, in the event of any audit or inquiry by any federal, state, or internal auditors or compliance officers or agents, or while an Event of Default exists, Borrower shall permit the City, EDA, or any other appropriate governmental official at all reasonable hours, upon notice and as often as reasonably requested, to: (i) inspect the Forging Press or premises; (ii) inspect Borrower’s books of account (and to make copies of and/or extracts); and (iii) discuss with Borrower’s senior management Borrower’s affairs, employment and contracting goals, finances, accounts and its compliance with the terms of this Agreement. Borrower shall provide the City statements, records, and data, and free access and entry to the portion of Borrower’s premises where the Forging Press is located for the purposes of such inspections and discussions.

SECTION 5.09    NOTICE OF DEFAULT

Within ten days of Borrower’s knowledge of the occurrence of any event that constitutes an Event of Default as defined in Article VII, Borrower shall provide written notice to the City.

SECTION 5.10    INDEMNIFICATION

Borrower shall be fully responsible and shall indemnify and hold harmless the City, its officials, employees and agents against all liability, claims, demands, losses, damages, delays and costs arising from any act or omission by, or negligence of Borrower and its officers, agents or employees or its contractor or subcontractor or the officers, agents or employees of the contractor or subcontractor while engaging in the performance of this Agreement. Also, no member, official or employee of the City or of its agents or contractors shall be personally liable to Borrower in the event of any default or breach of the Agreement by the City.

SECTION 5.11    EXPENSE OF COLLECTION OR ENFORCEMENT

In the event Borrower defaults on any provision or obligation contained in the Loan Documents, Borrower shall pay the City an amount equal to the City’s costs and expenses of collection, enforcement or correction of such default in addition to any other amounts that may be due from Borrower on the Loan.

SECTION 5.12    COMPLIANCE WITH LAWS, RULES AND REGULATIONS

If any of the following cited laws or rules are deemed applicable, and not waived, the Borrower, its officers, agents, employees and any other persons over whom the Borrower has control shall comply in all material respects with all present and future laws, ordinances, and rules of the City, Federal, State and other local governmental bodies, applicable to or affecting directly or indirectly the Borrower or its operations and activities on or in connection with the Project, including but not limited to:

A.    The Cleveland Area Business Code Requirement

Compliance with the City of Cleveland Area Business Code Requirement is required if Borrower receives other City assistance such that total City assistance to the Project exceeds $50,000.

If applicable as determined by the Director of Office of Equal Opportunity (“OEO”), Borrower acknowledges that the City has a policy that Cleveland Area Small Businesses (CSB) and businesses which are owned and operated by minority persons (MBE) and females (FBE), as those terms are defined in Section 187.01 of the Codified Ordinances of Cleveland, Ohio, 1976, shall have every practicable opportunity to participate in the performance of contracts awarded by the City to Borrower and its subcontractors. Borrower shall use good faith efforts to achieve the following CSB, MBE, and FBE subcontractor participation goals established by the City’s Office of Equal Opportunity (OEO). For vertical construction projects, OEO has established a subcontractor participation goal of 15% MBE participation, 7% FBE participation and 8% CSB participation.

The City may assess a penalty of up to 10% at its discretion of the total loan amount disbursed by the City on the Loan.

The above-determined penalty will be applied upon completion of all Project activities as set forth in Section 1.04, Timetable for Project Activities, and upon the submission of all documentation required to determine compliance with the subcontractor participation goals. The City’s collection of this penalty shall not preclude the City’s rights to exercise any other remedies specified in this Agreement.

B.    Fannie M. Lewis Cleveland Resident – Employment Law (“Resident-Apprentice-Employment Law”)

Compliance with the City of Cleveland Resident – Employment Law is required if Borrower receives other City assistance such that total City assistance to the Project exceeds $100,000.

Unless otherwise prohibited by state or federal law, if the total grant, loan, credit or resources Borrower receives from the city as identified in Exhibit C (“City Assistance”), and certified by the director of the city’s office of equal opportunity (OEO) is $100,000 or greater and the and the project includes the erection, rehabilitation, improvement, alteration, conversion, extension, demolition or repair of improvements to real property, including facilities providing utility service which includes the supervision, inspection, and other on-site functions incidental to construction, then this section shall apply.

For purposes of this section, the following terms shall mean:

“Resident” or “Resident of the City” shall mean persons domiciled within the boundaries of City of Cleveland. The domicile is an individual’s one and only true, fixed and permanent home and principal establishment.

“Low Income Person” shall mean a Resident who is a Owner of a family having an income equal to or less than the Section 8 very low-income limit established by the Department of Housing and Urban Development. Very low-income families are defined as families whose incomes do not exceed 50% of the median family income for the area. Income limits are adjusted for family size. Unrelated individuals shall be considered as one-person families for this purpose.

“Construction Worker Hours” shall mean the total hours worked on the Contract by Skilled and Unskilled Construction Trade Workers, whether those workers are employed by the Contractor or any Subcontractor. The total Construction Worker Hours to be furnished at the construction site includes the number of hours devoted to all tasks customarily performed on a construction site, whether or not such tasks are, in fact, performed on the construction site. Construction Worker Hours excludes the number of hours of work performed by non-Ohio residents.

“Resident Employment Requirement” means the percentage of Construction Worker Hours Residents must work, as required by Section 188.02 of the Codified Ordinances of the City of Cleveland.

“Skilled and Unskilled Construction Trade Worker” shall mean all work site foremen, journeyworkers, including technical engineers, apprentices, construction trainees and elevator construction helpers and apprentices that are in a bona fide apprenticeship training program that is certified by the U.S. Department of Labor, Bureau of Apprenticeship and Training. Also included are other workers appropriate for construction activities. Salaried superintendents are excluded.

“Referral Source” shall mean a company or agency that the Director of OEO has designated as a source from which a Borrower must or may seek referrals of Residents or Low Income Persons to work on a construction contract.

“Work Force Table” shall mean a document identifying a Borrower’s estimated numbers and types of various Skilled and Unskilled Trade Workers required for performance of a construction contract, separately listed by trade, month, Residents and Low Income Persons.

1.    Employment of City Residents

a.    Borrower shall employ, or cause its contractors to employ, Residents to perform 20% of the total Construction Worker Hours (“Resident Construction Worker Hours”).

b.    Borrower shall use significant effort to ensure that no less than 4% of the Resident Construction Worker Hours are performed by Residents who qualify as Low Income Persons (“Low Income Persons Goal”).

c.    The Resident Construction Worker Hours and Low Income Persons Goal percentage levels set forth in subparts a and b above are intended only as minimum requirements for use of Residents of the City under this Agreement and do not limit or defer the Borrower from full use of Residents above those levels.

d.    Prior to the commencement of work, Borrower shall complete and submit to the OEO a Work Force Table. Borrower shall revise this document as required, but not less than once a month.

2.    Reductions; No Waiver

The Director of OEO may reduce, but may not waive, the resident construction worker hours requirement prior to or during construction, as more specifically provided in the standards and procedures.

3.    Borrower Reporting; Records; Access

a.    Borrower shall provide for the maintenance of all records documenting that Residents of the City are employed as required by this section 5.08.B. Borrower shall maintain copies of personnel documents supportive of every Resident employee’s actual residence of record. Borrower shall maintain all relevant personnel data in records for a period of at least three years after final completion of the work.

b.    Borrower shall designate a principal officer of its firm to be responsible for administering the requirements of the Resident – Employment Law for the Borrower. This officer shall meet regularly, or as may be required, with the Director of OEO or his designee to ensure compliance with the Resident – Employment Law. Borrower has primary responsibility for meeting the Resident – Employment Requirement and the Low Income Persons Goal.

c.    Borrower shall submit monthly to the Director of OEO certified payroll reports (U.S. Department of Labor form WH-347 or equivalent) for this Agreement in a format specified by the Director. The reports shall identify clearly the actual residence of every employee on each submitted payroll and shall include a hire date for an employee the first time the employee’s name appears on a payroll.

d.    Borrower shall grant the Director of OEO, his designated agents, the Chief of Police, or any duly authorized representative of either, full access to their employment records that document information related to the Resident—Employment Law.

4.    Violation; Penalty

a.    If Borrower does not employ, or cause the employment of, the percentage of Residents required by this Section 5.08.B. it has breached this Agreement. The penalty shall be one-eighth of one percent of the final total amount of the contract for each full percentage point by which the Borrower has fallen short of the percentage required by this Agreement.

b.    If Borrower does not meet the Low Income Persons Goal, the Director shall determine if a penalty is appropriate and assess the penalty in his/her discretion.

c.    Failure to submit or knowingly falsifying a Work Force Table or any of the reports required by the Resident – Employment Law or the Director of OEO is a breach of this Agreement. The penalty shall be as stated in subsection a. above, calculated as if no Residents were employed. Knowing falsification of reports is also a misdemeanor of the first degree, punishable by a fine of not more than $5000. A Borrower that is convicted of this crime is barred from contracting with the City for five years on any construction project governed by the Resident – Employment Law.

d.    Anyone who knowingly supplies false information to establish that a person is a Resident for purposes of the Resident—Employment Law is guilty of a misdemeanor of the first degree. Anyone convicted of this crime may not work on a contract governed by the Resident – Employment Law for five years. Borrower shall not employ any person prohibited from employment on a contract governed by the Resident – Employment Law. The Director of Equal Opportunity will maintain a list of the persons prohibited from employment.

e.    During the five years after a Borrower has violated the Resident – Employment Law, the City may require the Borrower to furnish a surety bond or other security of twenty percent of the contract price for any contract governed by the Resident – Employment Law awarded to that Borrower. This requirement shall be in addition to any other bond requirement and penalty in the Codified Ordinances.

f.    The City may withhold any retainage until it determines whether Borrower must pay a penalty.

All rights and remedies granted to the City in this Agreement and any other rights and remedies which the City may have at law and in equity are declared to be cumulative and not exclusive and the fact that the City may have exercised any remedy without terminating this Agreement shall not impair the City’s rights later to terminate or to exercise any other remedy granted or to which it may be otherwise entitled.

C.    Employment Discrimination Prohibited

The Borrower agrees that this Agreement is subject to the Equal Employment Opportunity Ordinance, Section 187, of the Codified Ordinances of the City of Cleveland, in pertinent part set forth hereafter:

(i)    Borrower shall not discriminate against any employee for employment because of race, religion, color, sex, sexual orientation, gender identity or expression, national origin, age, disability, ethnic group or Vietnam-era or disabled veteran status. Borrower shall use commercially reasonable efforts to insure that Borrower’s employees are treated during employment without regard to race, religion, color, sex, sexual orientation, gender identity or expression, national origin, age, disability, ethnic group, or Vietnam-era or disabled veteran status. As used in this chapter, “treated” means and includes without limitation the following: recruited, whether by advertising or other means; compensated, whether in the form of rates of pay or other forms of compensation; selected for training, including apprenticeship, promoted, upgraded, demoted, downgraded, transferred, laid off and terminated. Borrower agrees to and shall post in conspicuous places, available to employees and Borrowers for employment, notices to be provided by the hiring representatives of the Borrower setting forth the provisions of this nondiscrimination clause.

2.    Borrower will use commercially reasonable efforts to state that the Borrower is an equal opportunity employer in all solicitations or advertisements for employees placed by or on behalf of the Borrower.

3.    Borrower shall use commercially reasonable efforts to send to each labor union or representative of workers with which he has a collective bargaining agreement or other contract, or understanding, a notice advising the labor union or worker’s representative of the Borrower’s commitments under the equal opportunity clause, and shall post copies of the notice in conspicuous places available to employees and Borrowers for employment.

4.    It is the policy of the City that local businesses, minority-owned businesses and female-owned businesses shall have every practicable opportunity to participate in the performance of contracts awarded by the City subject to the applicable provisions of the Cleveland Area Business Code.

5.    The Borrower will use commercially reasonable efforts to insure that each subcontract that Borrower has exclusive control over will include this Equal Opportunity Clause, and the Borrower will use commercially reasonable efforts to notify each subcontractor, material supplier and supplier that the subcontractor must comply with and be subject to all applicable provisions of the Cleveland Area Business Code.

Furthermore, the Borrower shall use commercially reasonable efforts to insure, as applicable, that it complies with the requirements of the following Executive Orders;

(ii)    Executive Orders 11625 and 12432 concerning Minority Business Enterprise; and

(iii)    Executive Order 12138, as amended by Executive Order 12608 concerning Women’s Business Enterprise.

D.    Verification of Compliance of the City

Borrower shall permit access by the Director of the OEO or her designated representative to any relevant and pertinent reports and documents to verify compliance with the Equal Opportunity Clause and the regulations of the City’s Equal Opportunity Office. If applicable, Borrower shall maintain copies of its annual EEO-1 report, which contain records of its employment opportunity together with changes, if any, made in its affirmative action plan. Borrower shall make this report available to the City upon the City’s request. All such materials provided to the OEO Director or her designated representative by Borrower shall be confidential under Chapter 149 of the Ohio Revised Code and under applicable federal law.

Borrower shall not obstruct or hinder the Director of OEO or her representative in the fulfillment of the duties and responsibilities imposed by the Equal Opportunity Clause, and the regulations of the City’s Equal Opportunity Office. The City will not conduct any inspection or investigation of Borrower’s equal opportunity or affirmative action reports or documents except to verify compliance with the Equal Opportunity Clause, the regulations of the City’s Equal Opportunity Office and the prohibitions against discrimination.

E.    Cleveland Fair Wage Law

Compliance with the City of Cleveland Fair Employment Wage, is required if Borrower is a recipient of Assistance (as defined in Chapter 189 of the Codified Ordinances) from the City that has an aggregate value of at least $75,000 and having at least 20 full time employees if a for-profit or at least 50 employees if a non-for profit, by the Effective Date of this Agreement.

If applicable as determined by the Director of OEO, the City of Cleveland Fair Wage Law requires, among other things, that unless specific exemptions apply, Covered Employers, as defined, under contracts with the City and recipients of City financial assistance, as defined, shall provide payment of a minimum level of compensation to employees. Failure to comply with that Chapter and/or any implementing regulations may result in termination of the contract or debarment from future contracts or financial assistance. The requirements and obligations that must be met by the Borrower under the Fair Wage Law include wage levels, record keeping, notices, and other requirements and obligations.

F.    Prevailing Wage Requirements

If construction of the Project falls within the purview of Ohio’s Prevailing Wage Law, construction employees must be paid the appropriate prevailing wage rates. The Prevailing Wage is determined by the Wage and Hour Bureau. All wages paid to laborers and mechanics on the Project shall be paid at prevailing rates of wages of laborers and mechanics for the class of work called for on the project in accordance with ORC Chapter 4115, and Borrower shall file all documents required to be filed with the City with regard to substantiating compliance with the prevailing wage requirements. Borrowers who commit underpayments or other Prevailing Wage Law violations must comply with the City’s request to correct the violations. In cases of underpayment, any covered employee who is paid less than the Prevailing Wage rate may recover from his employer the difference between what he was actually paid by the employer and the amount due if he had been paid the appropriate prevailing wage, plus a sum equal to 25% of that difference. In addition, the employer must pay a penalty of 75% of the difference to the Ohio Department of Commerce Prevailing Wage Law enforcement fund. In addition if the Bureau determines that a contractor or subcontractor has intentionally violated the Prevailing Wage Law, that employer is prohibited from contracting directly or indirectly to do any future work for the City.

SECTION 5.13    COMPLIANCE WITH FEDERAL LABOR STANDARD REQUIREMENT

In the event that any part of the Loan is applied to line items 3(A) through 3(D) inclusive of attached Exhibit C (Sources and Uses of Loan for Projects), Borrower shall comply with the Copeland Anti-Kickback Act, 40 U.S.C. 276(c); 18 U.S.C. 874, (as

amended) the Davis-Bacon Act, 40 U.S.C. 276a et. esq., (as amended); and the regulations of the Department of Labor under 29 C.F.R. parts 3 and 5 governing the payment of wagers and the ration of apprentices and trainees to journeymen (provided, that if wage rates higher than those required under such regulations are imposed by state law, then nothing in such Federal Regulations or this Agreement is intended to relieve Borrower of its obligation, if any, to require payment of such higher rates).

Borrower agrees that the advertised specifications for every contract in excess of $2,000.00 for construction or rehabilitation of buildings or work financed in part with assistance provided under this Agreement shall contain a provision stating the minimum wages to be paid the various classes of laborers and mechanics. The minimum wages shall be based upon the wages determined by the United States Secretary of Labor (“Secretary”) to be prevailing for the corresponding classes of laborers and mechanics employed on projects of similar character to the contract work in the city, town, village or other subdivision of the state in which the work is to be performed.

Borrower agrees that it will use commercially reasonable efforts to insure that all contracts based on said specifications shall contain:

(i)    a stipulation that the contractor or his subcontractor shall unconditionally pay al mechanics and laborers employed directly upon the work site not less often than once a week, without subsequent deduction or rebate on any account, the full amounts accrued at the time of payment computed at wage rates not less then those stated in the advertised specifications, regardless of any contractual relationship which may be alleged to exist between the contractor or subcontractor and such laborers and mechanics;

(ii)    that the scale of wages to be paid shall be posed by the contractor in a prominent and easily accessible place at the work site; and

(iii)    that it may be considered necessary by the contracting officer to pay the employed laborers and mechanics the difference between the wage rates required by the contract to be paid laborers and mechanics on the work and the wage rates received by such laborers and mechanics and not refunded to the contractor, subcontractors or their agent.

Borrower agrees that it will use commercially reasonable efforts to insure that all laborers and mechanics employed by contractors and subcontractors shall receive overtime compensation in accordance with and subject to the provisions of the Contract Work Hours and Safety Standards Act (40 U.S.C. Section 327 et. seq.). Furthermore, Borrower agrees that it will use commercially reasonable efforts to insure that all contractors and subcontractors comply with all applicable rules and regulations issued under the above-mentioned Acts and all other applicable Federal Labor laws and regulations. In order to assist and enable Economic Development to report to the Cleveland City Council and federal agencies, Borrower shall submit to Economic Development, as may be periodically required in a form to the satisfaction of the City, the number of contracts awarded, the dollar amount of these contracts and to whom the contracts were awarded.

SECTION 5.14    DISPLACEMENT AND RELOCATION

If applicable, Borrower shall it will use commercially reasonable efforts to comply with the regulations and laws regarding displacement, relocation, acquisition and replacement of housing, including those contained in 24 C.F.R. 570.606, 49 C.F.R. Part 24 and the Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970 (42 U.S.C. 4601-4655).

SECTION 5.15    LEAD-BASED PAINT

Borrower shall comply with the provisions regarding lead-based paint contained in 24 C.F.R. 570.608. Borrower shall not use any lead-based paint for the Project.

SECTION 5.16    HISTORICAL AND DESIGN REVIEW

If applicable, Borrower shall comply with the City’s Design Guidelines which are derived from Section 106 of the National Historic Preservation Act of 1966, P.L. 89-665, 36 CFR Part 800 (16 U.S.C. 470, et seq.) and administered in conjunction with the City’s Department of Community Development and Landmark Commission. Because it is important for the Project Site to have a visual impact on the City, City staff will work with Borrower to develop a Project which meets these design standards. City staff will also assist Borrower in presenting the Project design to the City Planning Committee of Cleveland City Council and any local design review committee required by the neighborhood’s community development corporation.

ARTICLE VI

NEGATIVE COVENANTS

Unless the City otherwise consents in writing, Borrower from the Closing Date until payment in full of the Note, shall not (i) act or fail to act; (ii) enter into any agreement; or, (iii) make any commitment, that the performance of or failure of performance would constitute a breach of any of the covenants contained in the Loan Documents including but not limited to the following covenants set forth in Section 6.01 through Section 6.12.

SECTION 6.01    LIMITATION ON LIENS AND DISPOSITION OF ASSETS

Borrower shall not create or allow any mortgage, pledge, lien, charge or encumbrance of any kind to exist on the Project Site, with exception of the lien of JPMorgan Chase Bank, N.A. Also, unless Borrower receives the prior written approval of the City, Borrower shall not sell, convey, lease, assign, destroy or otherwise dispose of the Forging Press or transfer, move, relocate, transport the Forging Press from the Project Site.

SECTION 6.02    CHANGE IN OWNERSHIP

Borrower shall not permit, without the prior written approval of the City, which approval shall not be unreasonably withheld, (i) merger into or consolidation with any other persons or business entities; (ii) changing the nature of its business as carried on as of the Closing Date or, (iii) substantial distribution, liquidation, encumbrance or other disposal of Borrower’s assets.

SECTION 6.03    [RESERVED]

SECTION 6.04    DIVIDENDS, PURCHASES OR REDEMPTION OF CAPITAL STOCK

Borrower may continue to declare and pay dividends as Borrower has done in the normal course of business. Borrower may also redeem shares of its capital stock in accordance with the normal course of business.

SECTION 6.05    MANAGEMENT AGREEMENTS

Borrower shall not make or enter into any contract or agreement whereby the management, supervision or control of its business shall be delegated to or placed in any persons other than to an entity controlled by Borrower or Borrower’s duly elected Board of Directors and officers, and whereby the operation, management, supervision or control of its business, in whole or in material part, is delegated to, or placed in, any agent or independent contractor. The City agrees that this section would not apply to any of Borrower’s existing management agreement or the use of independent contractors and professional advisors in the normal course of business, if applicable.

SECTION 6.06    AMENDMENT OF ARTICLES OF ORGANIZATION OR OPERATING AGREEMENT

Without receiving the prior written notification of the City, Borrower shall not make any amendments, modification or supplement to its Articles of Organization or Operating Agreement and Borrower shall not change its fiscal year.

SECTION 6.07    DEALINGS WITH AFFILIATES

Borrower shall not enter into any lease or other transactions with any director, officer, shareholder relative of the same on terms that are less favorable to Borrower than those that might be obtained at the time from a nonaffiliated person.

SECTION 6.08    USE OF DEBARRED, SUSPENDED OR INELIGIBLE CONTRACTORS

Borrower shall not be debarred, suspended, ineligible or voluntarily excluded, except as provided in 15 C.F.R. Part 26-215. Borrower shall not knowingly use any of the Loan provided by this Agreement to employ, award contracts to, or otherwise engage the services of, or fund any contractor during any period that the Contractor is debarred, suspended or ineligible under the provisions of 24 C.F.R. Part 24. Also, the Loan, if applicable, is subject to Executive Order 12549, “Debarment and Suspension,” and 15 C.F.R. Part 26, “Government-wide Debarment and Suspension” (Non-procurement).

SECTION 6.09    ABSENCE OF RELATIONSHIPS

The execution and delivery of the Loan and Documents, the receipt by Borrower of the Loan or the performance by Borrower of its obligations under the Loan Documents shall not be deemed to create any relationship between Borrower and the City as a third-party beneficiary, partner, joint venturer, shareholder, agent, principal or otherwise. The City is in no way lending its aid and credit to Borrower. Borrower shall make no representation or statement to any party to such effect.

SECTION 6.10    POLITICAL ACTIVITY PROHIBITED

Borrower shall not knowingly use the Loan, materials, property or services provided directly or indirectly under this Agreement for any partisan political activity, or to further the election or defeat of any candidate for public office.

SECTION 6.11    LOBBYING PROHIBITED

The Borrower shall not knowingly use the Loan provided under this Agreement for publicity or propaganda purposes designated to support or defeat legislation pending before the Congress. The Loan is subject to Section 319 of P.L. 101-121, and Section 1352 to Chapter 13 of Title 31 of the U.S.C. regarding lobbying restrictions; as generally, Borrower is prohibited from using the Loan for lobbying the executive or legislative branch of the Federal Government in connection with the City’s award.

SECTION 6.12    EDA TITLE IX RESTRICTIONS

Borrower shall not use the Loan to:

(i)	Acquire an equity position in a private business;

(ii)	Subsidize interest payments on an existing loan;

(iii)	Provide equity contribution required under federal loan programs;

(iv)

Acquire an interest in a business by purchase of stock or acquisition of assets unless Borrower can authenticate with documentation that the acquisition will save the business with increased investment, and

(a)	The Loan is not replacing private capital solely for the purpose of reducing the risk of loss to an existing lender(s) or to lower the cost of financing; or

(b)

The Loan is not used to purchase the rights of a prior lien holder during an in-process foreclosure action, which has the probability of receiving compensation within eighteen (18) months from the sale of assets sufficient to cover requests for Loan expenses plus a reasonable portion of the outstanding Loan obligation; and

(v)	Finance activity that serves to relocate jobs from one labor market to another including relocation of jobs to and from the eligible EDA Title IX lending area.

Furthermore, prior to full disbursement, Borrower shall not use the Loan to guarantee the financing set forth in Section 1.02, Sources and Uses of Loan for the Project. In the revolving phase, after full disbursement of the Loan, the Loan shall not be used to guarantee loans of private lenders unless the City has obtained Economic Development Administration’s approval for Borrower.

ARTICLE VII

EVENTS OF DEFAULT

The entire unpaid principal of the Note, the unpaid accrued interest and any other amounts due under the Loan Documents shall become and be immediately due and payable upon the written demand of the City, without any other notice or demand of any kind of presentment or protest, if any one of the following events occurs (an “Event of Default”) and is continuing at the time of such demand, whether it is voluntary or involuntary or, without limitation, occurring or brought about by operation of law or under or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

SECTION 7.01    DEFAULT AND CURE

A.    Payment Default Under Note – If Borrower shall fail to make any payment when due of any installment of principal, interest, or accrued interest on the Note and such failure to pay remains unremedied for 30 calendar days;

B.    Payment Default Under Other Indebtedness – If default shall exist in the payment when due of any installment of principal or interest in an amount in excess of $25,000 on any of Borrower’s other indebtedness and if such default shall remain unremedied for 30 calendar days whether such other indebtedness is in existence at the Closing Date or incurred after such date;

C.    Failure to Perform – The Borrower fails to observe or perform any other term, covenant or agreement contained in this Agreement, in the Note, or in any other Loan Documents, including but not limited to Borrower’s failure to complete the Project by the Completion Date. Notwithstanding the foregoing, such failure will not constitute an Event of Default if such failure:

(1)    is other than the payment of money or the maintenance of insurance; and

(2)    is not intentionally or grossly negligent on the part of the Borrower; and

(3)    does not constitute as emergency in the sole opinion of the City, and

(4)    Borrower institutes curative action and pursues such action to completion within 30 days after City provides written notice of such failure to the Borrower, or the failure is of such a nature that it can be corrected but not within 30 days after City provides such written notice and Borrower has within such 30 day period instituted curative action and diligently and continuously pursue such action to completion, but such failure shall become and Event of Default if not cured within 90 days after the date of such written notice;

D.    Incorrect Representations or Warranties – If any representation or warranty contained in or made in connection with the execution and delivery of this Agreement, the Loan Documents or in any certificate furnished pursuant shall prove to have been incorrect or untrue in any material respect when made;

E.     Default in Covenants – If Borrower defaults in the performance of any other term, covenant, or agreement contained in the Loan Documents and such default shall continue unremedied for 30 days after the earlier of either: (1) the default becoming known to an executive officer of Borrower; or (2) written notice thereof was given to Borrower by City;

F.     Voluntary Insolvency – If Borrower becomes insolvent, voluntarily files a petition seeking reorganization of, or the appointment of a receiver, trustee, or liquidator, for itself or a substantial portion of its assets, with the purpose of effecting a plan or other arrangements with creditors, is adjudicated bankrupt, or makes a voluntary assignment for the benefit of creditors;

G.     Involuntary Insolvency – If an involuntary petition is filed against Borrower under any bankruptcy, insolvency, or similar law seeking the reorganization of, or the appointment of any receiver, trustee, or liquidator, for Borrower or a substantial part of its assets, or a writ or warrant of attachment or similar process is issued against a substantial part of Borrower’s assets, and such petition is not dismissed, or such writ or warrant is not released or bonded, within 60 days after the filing or levy;

H.     Judgments – If final judgment is entered against Borrower for the payment of money and such judgment is not fully covered by liability insurance and is in excess of $100,000 and is not discharged or appealed with execution of said judgment stayed pending appeal, or, if such judgment be affirmed on appeal and not discharged within 30 days;

I. Federal Mandates – If Borrower uses the Loan to relocate any jobs with the Borrower from or to another labor market or moves the Project out of Cleveland, Ohio to the detriment of the local workers of Cleveland, Ohio or if the economic activity financed is moved outside the eligible EDA Title IX lending area;

J. Relocation of Operations – If Borrower relocates a material portion of its operations or the Jobs outlined in Section 1.03 of this Agreement outside of the City of Cleveland boundaries prior to the full repayment of the Loan or time period specified in Schedule 1.04; or

K.    Employment Reduction – If Borrower permanently reduces a material amount of its employment or shuts down operations in the City prior to maturity date of Note.

SECTION 7.02    REMEDIES

If the Borrower defaults and fails to cure as set forth in Article VII of this Agreement, then the City shall have the right to exercise concurrently or successively any one or more of the following rights and remedies:

A.	Wholly or partially terminate this Agreement and the rights given to the Borrower in it.

B.	Temporarily or permanently withhold or reduce the Loan funds not yet paid to the Borrower.

C.	Recover Loan and Forgiven Loan funds previously paid to the Borrower.

D.	Disallow all or part of the cost of a noncompliant activity.

E.	Wholly or partially suspend the Agreement.

F.	Exercise any and all additional rights the City may have in law or equity.

Termination under clause (A) above shall be effective five days after the date the City has given written notice to the Borrower of such termination. In the event of termination, all finished or unfinished documents, data, studies, surveys, drawings, maps, models, photographs, and reports prepared by the Borrower under this Agreement, at the option of the City, shall become the property of the City and Borrower shall be entitled to receive just and equitable compensation for any satisfactory work completed on such documents; provided, however, that such compensation may be reduced in the event the City determines that any money owed the City by Borrower has not been paid.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01    WAIVER OF NOTICE

The City’s failure or delay in exercising any right, power or remedy in this Agreement shall not operate as a waiver. Also, the City’s single or partial exercise of any such right, power or remedy shall not preclude any other or further exercise or the exercise of any other right, power or remedy under this Agreement. In addition, no modification or waiver of any provision of the Loan Documents, nor any consent to any departure by Borrower, shall in any event be effective or established by a court, custom or course of dealing unless the same is in writing and executed by Borrower and the City. Further, such waiver or consent shall be effective only for the specific purpose for that it was given or limited to the particular breach so waived. Moreover, notice to or demand on Borrower in one instance shall not entitle Borrower to any other further notice or demand in other circumstances.

SECTION 8.02    ENTIRE AGREEMENT, AMENDMENTS

This Agreement embodies the entire agreement and understanding between the City and Borrower and supersedes all prior agreements and understandings relating to this subject matter.

Borrower and the City expressly reserve all rights to amend or consent to or waive departure from any provisions of the Loan Documents and to release or otherwise deal with any collateral security for the payment of the Note; provided, however, that Borrower must receive the prior written approval of the City, or City Council if applicable, and that all such amendments shall be in writing and executed by the City and Borrower.

SECTION 8.03    NOTICES AND COMMUNICATIONS

All notices, consents, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given to a party hereto if mailed by certified mail, prepaid by Borrower:

to the City at:	Director of Economic Development, The City of Cleveland 601 Lakeside Avenue, Room 210 Cleveland, Ohio 44114

And	Director of Law, City of Cleveland 601 Lakeside Avenue, Room 106 Cleveland, Ohio 44114

City to Borrower at:	SIFCO Industries, Inc. 970 East 64th ST. Cleveland Ohio 44103 Attn: Matt Morrison

And	Benesch, Friedlander, Coplan & Aronoff LLP 200 Public Square, Suite 2300 Cleveland, OH 44114-2378 Attn: Megan Mehalko

SECTION 8.04    SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All agreements, representations and warranties made by Borrower in connection with the Loan or the Loan Documents shall survive the delivery of the Loan Documents and shall continue in full force and effect so long as the Note is outstanding.

SECTION 8.05    SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and shall inure to the benefit of Borrower and the City. When used herein, the terms “Borrower” and “City” shall include any successors and permitted assignees or any entity designated by either party to carry out the obligations of the party regarding the Project. This requirement includes any entity that may assume ownership of the Project Site.

SECTION 8.06    COUNTERPARTS

This Agreement may be executed in any number of counterparts, by pdf, facsimile or other electronic means, each shall be deemed an original, but all of them together shall constitute one and the same instrument.

SECTION 8.07    ARTICLE AND SECTION HEADINGS

Article and section headings are for convenience only and shall not affect the interpretation of this Agreement.

SECTION 8.08    PROHIBITION AGAINST ASSIGNS

Borrower shall remain primarily liable for all obligations, terms, conditions and covenants stated herein. Borrower shall not assign, delegate or transfer any or all of its rights or obligations under the Loan Documents without obtaining the prior written approval of the Economic Director, and City Council, if applicable.

SECTION 8.09    COMPLIANCE WITH FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS

Borrower shall comply with all applicable federal laws and regulations thereunder, executive orders and circulars governing the receipt, expenditure and use of the Loan funds including, but not limited to, the following:

(i)	Title VI of the Civil Rights Act of 1964, 42 U.S.C. 2000d, 24 C.F.R. Pt. 1 subtitle A and Title VIII of the Civil Rights Act of 1968;

(ii)	Section 109 of the Housing and Community Development Act of 1974, 42 U.S.C. §5301;

(iii)	Section 504 of the Rehabilitation Act of 1973, 29 U.S.C. 794, 24 C.F.R. Pt. 8, subtitle A;

(iv)	The Age Discrimination Act of 1975, 42 U.S.C. 6101-6107, 24 C.F.R. Pt. 146, subtitle B;

(v)	Flood Insurance to the Flood Disaster Protection Act of 1973, P.L. 93-234, as amended (42 U.S.C. 4002, et seq.) and regulations as set forth in 24 C.F.R. 570.605;

(vi)	The regulations and requirements of Office of Management and Budget (OMB) Circular No. 102 and A-87, A-110, A-122 and A-133 as determined in 24 C.F.R. Pt. 5701, subtitle B;

(vii)

Americans with Disabilities Act of 1990, 42 U.S.C. 12101-213, and implementing regulations at 29 C.F.R. Part 1630 and 36, subtitle B Part 1191; and with all practicable state and local laws, ordinances, regulations, and administrative rulings pertaining to the Project, including the building being accessible to the disabled, pursuant to P.L. 90-480, as amended (42 U.S.C. 4151, et seq.), and the regulations issued thereunder;

(viii)	The Clean Air Act, as amended (42 U.S.C. 7401, et seq.);

(ix)	Federal Water Pollution Control Act, as amended (33 U.S.C. 1251, et seq.);

(x)	The Coastal Zone Management Act of 1972, P.L. 92-583, as amended (16 U.S.C. 1451, et seq.);

(xi)	Executive Order 11988, Floodplan Management, 42 FR 26951 (May 24, 1977), and regulations and guidelines issued thereunder by the Economic Development Administration (“EDA”);

(xii)	Executive Order 11990, Protection of Wetlands, 42 FR 26961 (May 24, 1977);

(xiii)	The Endangered Species Act of 1973, P.L. 93-205, as amended (16 U.S.C. 1531, et seq.);

(xiv)	The Safe Drinking Water Act, P.L. 93-523, as amended (42 U.S.C. 300f-300j-9);

(xv)	The Wild and Scenic Rivers Act, as amended (16 U.S.C. 1271, et seq.);

(xvi)	The Resource Conservation and Recovery Act of 1976, P.L. 94-580, as amended (42 U.S.C. 6901);

(xvii)

The Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), P.L. 96-510, as amended, by the Superfund Amendments and Re-authorization Act of 1986 (SARA), (42 U.S.C. 9601, et seq.) (As deemed necessary, Borrower shall comply with the U.S. Department of Commerce Economic Development Administration EDA policy and procedures regarding the identification of hazardous and toxic waste on real property affected by Project activities in accordance with EDA Directive 17.01, promulgated to reduce liabilities for environmental cleanup under CERCLA and SARA. This will require a certification to demonstrate a “due diligence” examination of the Mortgage Sites(s) and for any environmental contamination that may affect real property for which the U.S, Department of Commerce might be placed in the chain of title, or that is affected by EDA assisted construction activities);

(xviii)	Coastal Barriers Resources Act P.L. 97-348 (16 U.S.C. 3501, et seq.);

(xix)	Fair Housing Act, 42 U.S.C. 3601, 24 C.F.R. Pt. 100, subtitle B; and

(xx)	The Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970 and Section 104(J) of the Urban and Rural Recovery Act of 1973, 42 U.S.C. 4601.

SECTION 8.10    [RESERVED]

SECTION 8.11    PROGRAM INCOME AND REVERSION OF ASSETS

Borrower is subject to the requirements regarding program income as set forth in 24 C.F.R. 570.504. If applicable, at the expiration of this Agreement, Borrower shall transfer to City any of the Loan which may be on hand at that time and any accounts receivable attributable to the use of such Loan Funds.

SECTION 8.12    NO ORAL REPRESENTATIONS

All of the terms and conditions of the Agreement between the parties are stated herein.

SECTION 8.13    SEVERABILITY

In the event that any provisions of the Loan Documents is declared void, invalid or illegal, or is held for any reason to be unenforceable by a court of competent jurisdiction, the remainder of each of the Loan Documents shall remain in full force and effect and shall not be in any way effected, impaired or invalidated by those provisions. All covenants, conditions and agreements contained in the Loan Documents are deemed and agreed to be separate.

SECTION 8.14    CITY APPROVALS

Any provision of this Agreement requiring the approval or consent of the City, shall be interpreted as requiring written action by the Director of Economic Development and City Council, if applicable, authorizing or expressing such approval or consent, unless such provision expressly provides otherwise.

SECTION 8.15    CHOICE OF LAW

This Agreement shall be deemed to have been executed and delivered within the State of Ohio, and the rights and obligations of the parties shall be construed and enforced in accordance with, and governed by, the laws of the State of Ohio without regard to principles of conflicts of laws.

SECTION 8.16    TERM OF AGREEMENT

This Agreement shall remain in full force and effect until the earlier of the repayment, satisfaction, or cancellation of the Note.

SECTION 8.17    IMPACT OF EXHIBITS

A. Integral and Incorporated Herein. Exhibit C constitutes an integral part of this Agreement and is expressly incorporated herein.

B. For Reference Purposes Only. All of the Exhibits to this Agreement (other than Exhibit C) are for reference purposes only. In the event of a conflict or discrepancy between the information in these incidental Exhibits and the terms of this Agreement, the terms of this Agreement will control and prevail.

Signature Page To Follow

WHEREOF, after due authorization, the parties have each caused this Agreement to be duly executed as of the day of and year first written above.

CITY OF CLEVELAND Department of Economic Development 601 Lakeside Avenue, Room 210 Cleveland, OH 44114 Phone: (216) 664-3611

By:	/s/ David Ebersole
David Ebersole Director of Economic Development

Date:	September 8, 2018

SIFCO Industries Inc. 970 East 64th ST. Cleveland Ohio 44103 Tax ID No.: 34-0553950 Phone No.: 216-881-8600 E-mail: mmorrison@sifco.com

By:	/s/ Matt Morrison
Matt Morrison Vice President and General Manager

Date:	September 8, 2018

The legal form and correctness

of this instrument is approved.

Barbara Langhenry

Director of Law

By:	/s/ Andrea Paspek_
Andrea Paspek Assistant Director of Law

Date:	September 8, 2018

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